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                                                                     EXHIBIT 4.9


                               AMENDMENT NO. 1 TO
                         EQUITY LINE FINANCING AGREEMENT



         AMENDMENT NO. 1, dated as of March 9, 2001 (this "Amendment"), between CANADIAN IMPERIAL HOLDINGS INC., a Delaware corporation (the "Investor"), and ASM INTERNATIONAL N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "Company").

         The Investor and the Company are parties to an Equity Line Financing Agreement, dated as of July 6, 2000 (as amended, supplemented, restated or modified from time to time, the "Agreement"), providing, subject to the terms and conditions thereof, for purchases by the Investor from time to time of shares of the Company's Common Stock for a maximum aggregate Purchase Price of U.S.$140,000,000. The Investor and the Company wish to modify the Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

         Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Agreement are used herein as defined therein.

         Section 2. Amendment. Subject to the satisfaction of the condition precedent specified in Section 4 below, but effective as of the date hereof, the Agreement shall be amended as follows:

         2.01. Company Put - Section 2.1(a) of the Agreement shall be amended in its entirety to read as follows:

                 "(a) Company Put.  If, during the Commitment Period, the
Company:

                           (i) elects to deliver a Company Put Notice to the
                  Investor in accordance with Section 2.3(a) hereof (other than such a Company Put Notice delivered by the Company pursuant to
                  Section 9.08(b)(iii) of the Credit Agreement), then upon the delivery of such Company Put Notice, the Investor shall be obligated to purchase from the Company shares of Common Stock (not to exceed the Volume Limit) on the Closing Date specified therein for an Investment Amount specified therein, which Investment Amount shall not exceed $10,000,000 (the `Company Put Amount' for such Company Put Notice); or

                         (ii) delivers a Company Put Notice to the Investor
                  pursuant to Section 9.08(b)(iii) of the Credit Agreement, then upon the delivery of such Company Put Notice, the Investor shall be obligated to purchase from the Company shares of Common Stock on the Closing Date specified therein for an Investment Amount specified therein (the `Company Put Amount' for such Company Put Notice)."
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         2.02. Investor Call. The following Sections of the Agreement shall be deleted in their entirety: Section 2.1(b), Section 2.2(b), Section 2.3(b) and
Section 2.4(a)(ii). Any reference to "Investor Call Amount" and "Investor Call Notice" in any other Section of the Agreement shall likewise be deemed to be deleted.

         2.03. Margin Call Event. The definition of "Margin Call Event" in
Section 1.1 of the Agreement shall be amended in its entirety to read as follows:

                  "'Margin Call Event' shall have the meaning set forth in
Section 9.08(b) of the Credit Agreement."

         2.04. Maximum Offering Amount. The definition of "Maximum Offering Amount" in the first recital of the Agreement shall be amended to mean $65,000,000.

         2.05. Commitment Period. The definition of "Commitment Period" in
Section 1.1 of the Agreement shall be amended in its entirety to read as follows:

                  "'Commitment Period' shall mean the period commencing on the date hereof and expiring on the earliest to occur of (a) the election by the Company or the Investor to terminate this Agreement pursuant to
         Section 9.4 herein, (b) the date on which the Investor shall have made purchases of Common Stock pursuant to this Agreement in an aggregate Purchase Price of $65,000,000, (c) the date this Agreement is terminated pursuant to Section 2.5, and (d) the date occurring 24 months (subject to extension as provided by Section 2.5(a)(ii)) after the date of this Agreement."

         2.06 Purchase Price Per Share. Section 2.4(c) of the Agreement shall be amended in its entirety to read as follows:

                  "(c) Purchase Price Per Share. The purchase price per share of Common Stock (the "Purchase Price") shall be an amount equal to 95.5% of the simple average of the daily weighted average price per share of Common Stock (as reported on Bloomberg) for each of the Applicable Number of consecutive Trading Days immediately preceding the relevant Calculation Date. As used in this Section 2.4(c), the "Applicable Number" shall be five, provided that if the Investment Amount with respect to the shares of Common Stock to be purchased on any Closing Date is greater than $10,000,000, then the "Applicable Number" shall be calculated as follows:

                           (i) the aggregate Investment Amount shall be divided
                  among successive increments (each, an "Increment") of $10,000,000 each, with the last Increment being the balance of the Investment Amount (and thus may be less than $10,000,000); and

                           (ii) the "Applicable Number" shall be five times the
                  number of Increments."


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         2.07 Reservation of Common Stock. Section 6.2(a) of the Agreement shall be amended in its entirety to read as follows:

                  "on the Effective Date, a number of shares equal or greater than the result of (i) $65,000,000 divided by (ii) the Purchase Price on the Effective Date, rounded up to the nearest whole integer."

         2.08 Termination. Section 9.4(a) of the Agreement shall be deleted in its entirety. Section 9.4(b) shall be renumbered to become 9.4(a).

         Section 3. Representations and Warranties. Each of the Investor and the Company represents and warrants to each other that the representations and warranties set forth in Article IV and Article V of the Agreement, respectively, are true and complete on the date hereof and as if made on and as of the date hereof (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference in said Article IV and Article V to "this Agreement" included reference to this Amendment.

         Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the execution and delivery of this Amendment by the Investor and the Company.

         Section 5. Miscellaneous. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                          ASM INTERNATIONAL N.V.



                                          By_________________________________

                                          Name: _____________________________

                                          Title: ____________________________


                                          CANADIAN IMPERIAL HOLDINGS INC.



                                          By_________________________________
                                               Paul Flynn
                                               Executive Director


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